Exhibit 10.17

DATED

2. September 2025

……………………………………

Service Agreement

between

Cogent Communications UK Ltd

and

Mark Andrew Harris

This Deed is dated 2 September 2025.

PARTIES

(1)

Cogent Communications UK Ltd, a company incorporated and registered in England and Wales with company number 04014628, whose registered office is at 5th Floor Halo, Counterslip, Bristol, United Kingdon, BS1 6AJ (Company); and

(2)	Mark Andrew Harris of [personal data removed under GDPR requirements] (Employee).

WHEREAS

(1)

Mr Harris has been employed since 2nd April 2003 under a contract of employment initially with SprintlinkUK Limited, and following a merger on 1 January 2024, with the Company with preserved continuity.

(2)

The position of Chief Revenue Officer and VP of Global Sales became vacant. The Company offered this as a promotion to Mr Harris and he accepted. The terms of this deed represent the terms agreed between the parties to apply in respect of the employment of Mr Harris as Chief Revenue Officer and VP of Global Sales from 2nd September 2025.

AGREED TERMS

1.	Interpretation

1.1.The definitions and rules of interpretation in this clause 1 apply in this Agreement.

Appointment	the employment of the Employee by the Company on the terms of this Agreement.
Associated Employer	has the meaning given to it in the Employment Rights Act 1996.
Board	the board of directors of the Company (including any committee of the board duly appointed by it).
Business Day	A day, other than a Saturday, Sunday or public holiday in England, when banks in London are open for business.
Capacity	As agent, consultant, director, employee, worker, owner, partner or shareholder.
Confidential Information	information in whatever form (including in written, oral, visual or electronic form or on any magnetic or optical disk or memory) and wherever located relating to any Group Company’s business, clients, customers, suppliers, products, assets, affairs and finances that is confidential to any Group Company and trade secrets relating to any Group Company’s business or any of their suppliers, clients, customers, agents, distributors, shareholders, management or business contacts, including technical data and know-how, whether or not such information (if in anything other than oral form) is marked confidential.

Copies

copies or records of any Confidential Information in whatever form (including in written, oral, visual or electronic form or on any magnetic or optical disk or memory) and wherever located, and any extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

Garden Leave	any period during which the Company has exercised its rights under clause 24.
Group Company	the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.
Incapacity	any sickness, injury or other medical disorder or condition which prevents the Employee from carrying out his duties.
Intellectual Property Rights

copyright and all related rights, rights in trade marks, domain names, registered company names and business names, rights in get-up, trading goodwill, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals and extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection throughout the world.
Invention

any invention, idea, discovery, improvements or innovation made by the Employee during the course of his normal duties or in the course of other duties specifically assigned to him, where that invention might reasonably be expected to result from the carrying out of those duties (whether or not made during working hours or using the Company’s premises or resources, and whether or not recorded in material form.

Restricted Business	those parts of any Group Company’s business with which the Employee was involved to a material extent in the 12 months before Termination.
Restricted Customer

any firm, company or person who, during the 12 months before Termination, was a customer or prospective customer of or in the habit of dealing with any Group Company with whom the Employee had material contact or about whom he became aware or informed in the course of his employment.

Restricted Person

anyone employed or engaged by any Group Company at the level of Director or above and who could materially damage any Group Company’s interests if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom the Employee had material dealings in the 12 months before Termination in the course of his employment.

Restricted Supplier

Any person, firm, company or other entity or third party who was a supplier of equipment, products, services or information to any Group Company and with whom the Employee had material dealings in the 12 months before Termination in the course of his employment

SSP	Statutory sick pay

Staff Handbook	the Company’s staff handbook as amended from time to time.
Start Date	2 September 2025
Subsidiary and Holding Company

in relation to a company mean subsidiary and holding company as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee.

Termination	the termination of the Employee’s employment with the Company howsoever caused.

1.2.	A reference to writing or written excludes fax but not email.
1.3.	The headings in this Agreement are inserted for convenience only and shall not affect its construction.
1.4.

A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.5.	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
1.6.	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.
2.	Term of appointment
2.1.

The Appointment starts on the Start Date and shall continue, subject to the remaining terms of this Agreement, until terminated by either party giving the other not less than 3 months prior notice in writing.

2.2.	No probationary period applies to the Employee’s employment.
2.3.	The Employee’s employment with Sprintlink UK Limited, which started on 2 April 2003, counts towards the Employee’s period of continuous employment with the Company.
2.4.	The Employee consents to the transfer of his employment under this Agreement to an Associated Employer at any time during the Appointment.

3.	Employee warranties
3.1.

The Employee represents and warrants to the Company that, by entering into this Agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him and undertakes to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if he is in breach of any such obligations.

3.2.	The Employee warrants that he is entitled to work in the UK without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Appointment.
4.	Duties
4.1.

The Employee shall serve the Company as Chief Revenue Officer and VP Global Sales or such other role as the Company considers appropriate and report to Dave Schaeffer, CEO of Cogent Communications (Line Manager), or to an alternative person as nominated by the Line Manager from time to time.

4.2.	During the Appointment the Employee shall:
4.2.1.

unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company and the business of any Group Company of which he is an officer or consultant and not work for anyone else;

4.2.2.	diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Company together with such person or persons as the Company appoint to act jointly with him;
4.2.3.	comply with all reasonable and lawful directions given to him by the Company;
4.2.4.

promptly make such reports and provide such information to his line manager in connection with the affairs of any Group Company or his duties on such matters and at such times as are reasonably required;

4.2.5.	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company to his line manager immediately on becoming aware of it;
4.2.6.	use his best endeavours to promote, protect, develop and extend the business of any Group Company.
4.3.	The Employee shall:
4.3.1.	comply with all applicable laws, regulations and sanctions relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010;

4.3.2.	not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK;
4.3.3.

comply with the Company’s ethics and anti-corruption and bribery policies and related procedures at all times, copies of which are available on the Company’s intranet, in each case as the Company may update them from time to time;

4.3.4.	promptly report to the manager any request or demand for any undue financial or other advantage of any kind received by him in connection with the Appointment.
4.4.

The Company takes a zero-tolerance approach to tax evasion. The Employee must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. The Employee must immediately report to the Board any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made.

4.5.

The Employee shall comply with any rules, policies and procedures set out in the Staff Handbook, a copy of which is available on the intranet. The Staff Handbook does not form part of this Agreement and the Company may amend it at any time. To the extent that there is any conflict between the terms of this Agreement and the Staff Handbook, this Agreement shall prevail.

4.6.

All documents, manuals, hardware and software provided for the Employee’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

5.	outside interests
5.1.

During the Appointment the Employee shall devote all working time to the Company and any Group Company and shall not (without prior written consent) directly or indirectly either on their own account or on behalf of any other person, company, business entity or other organisation engage in, be concerned with, or provide services to (whether as an employee, officer, director, agent, partner, consultant or otherwise) any other business, office or other external activity which does or may potentially affect the full and proper performance of their duties, expect that the Employee may hold up to 5% of any securities in a company which is quoted on any recognised stock exchange.

5.2.

The Employee confirms that prior to entering into this agreement they have fully disclosed to the Company in writing all circumstances of which they are aware in respect of which there is, or might be perceived to be, a conflict of interest between the Company or any Group Company and the Employee of their spouse, civil partner (or anyone living as such), children or parents, and the Employee agrees to fully and promptly disclose to the Board any further such circumstances which may arise during this Appointment.

6.	Place of work
6.1.

The Employee’s normal place of work is his home address (as amended from time to time) which is currently Pybus Cottage, 91 The Rocks, East Malling, Kent, ME19 6AU, or such other place which the Company may reasonably require for the proper performance and exercise of his duties.

6.2.

The Employee will be required and expected to regularly travel to Group Company locations and to other locations including the location of clients or such other place as the Company may reasonably require for the proper performance and exercise of his duties. The Employee agrees to travel on any Group Company’s business (both within the UK or abroad) as may be required for the proper performance of his duties under the Appointment (with the expectation that the Employee will always spend at least 50% of their working time at various locations away from his home address).

6.3.	During the Appointment the Employee shall not be required to work outside the UK for any continuous period of more than one month.
6.4.	The Company reserves the right to require the Employee to work from any Company or Group Company premises for the whole of the Employee’s working time.
6.5.	The Employee is required to inform the Company as soon as possible if he plans to alter his home address.
6.6.	The Employee confirms that he is not in breach of any covenant or agreement in doing work at home.
6.7.	The Employee agrees not to use his home address for in-person meetings.
7.	Equipment and insurance
7.1.	The Company shall provide to the Employee for the Employee’s sole business use the following property and equipment (Company Property) for the purpose of carrying out duties under this agreement:
7.1.1.	Laptop
7.1.2.	Mobile Phone
7.2.

For the avoidance of doubt, the Company Property shall remain property of the Company, and the Employee shall not permit use of it by any person other than himself and the Company’s authorised representatives.

7.3.

The Company shall install, service and maintain the Company Property, as necessary, at its own expense. The Employee shall be responsible for any damage to the Company Property which goes beyond ordinary wear and tear. The Employee is required to report to the Company any damage or malfunction of the Company Property as soon he becomes aware of it.

7.4.	The Company shall be responsible for taking out and maintaining a valid policy of insurance covering the Company Property against fire, theft, loss and damage throughout the Employee’s employment.
7.5.	The Employee shall not do, cause or permit any act or omission which will invalidate the insurance policy covering the Company Property.
7.6.	The Company is not liable for any loss, injury or damage that may be caused from any equipment that is not provided by us but required by the Employee to work from home from time to time.
7.7.	The Employee shall report any accidents immediately to their line manager in accordance with our Health and Safety Policy (as amended from time to time).
8.	Right to enter
8.1.

Because the Employee may, by agreement with the Line Manager, from time to time work from home, the Employee consents to Company representatives, at reasonable times and on reasonable notice, entering his home address to:

8.1.1.	install, inspect, replace, repair, maintain or service the Company Property during employment;
8.1.2.	carry out health and safety risk assessments of the Company Property and the Employee’s workstation during employment; and
8.1.3.	recover the Company Property.
9.	Hours of work
9.1.

The Employee’s normal working hours shall be 40 hours per week - based on normal hours of 9.00 am to 6.00pm on Monday to Friday. These hours and days are not variable. However, the Employee may be required to work additional hours, without extra remuneration, as may be necessary for the proper performance of his duties or to meet the needs of the Company and these hours are variable. If the Employee is required to work additional hours, the Company expects that such additional hours may be at any time to meet the demands of the role.

9.2.	The Employee is entitled to a lunch break of one hour each day which is unpaid (to be taken at such time as operational requirements permit).

9.3.

The Employee agrees that the 48 hour weekly working time limit under the Working Time Regulations 1998 shall not apply to their employment. This agreement is entered into voluntarily and without coercion. The Employee may withdraw their consent to give this opt out agreement at any time by giving one months’ written notice.

10.	Salary
10.1.	The Employee shall be paid an initial salary of £243,705.25 per annum (inclusive of any fees due to the Employee by any Group Company as an officer of any Group Company).
10.2.

The Employee’s salary shall accrue from day to day at a rate of 1/365th of the Employee’s annual salary and be payable monthly in arrears directly into the Employee’s bank or building society account on or around the last working day of each month (subject to deductions for taxes and national insurance contributions).

10.3.

The Employee’s salary shall be reviewed by his Line Manager annually in around January. The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment.

10.4.

The Company may deduct from the salary, or any other sums owed to the Employee, any money owed to any Group Company by the Employee (including without limitation any overpayments, loans or advances) and may also deduct employee pension contributions (if any).

11.	OTHER REMUNERATION
11.1.

In addition to salary the Employee will be entitled to receive further sums based on the achievement of certain targets to be agreed between the parties and as set out in the Company’s Sales Compensation Plan as amended from time to time (subject to deductions for taxes and national insurance contributions).

11.2.

The Company reserves the right in its absolute discretion to terminate or amend the incentive compensation arrangements applicable to the Employee at any time or to exclude the Employee from participating in any commission or incentive compensation arrangements.

11.3.	Any commission or incentive compensation shall not be pensionable.
12.	Benefits
12.1.	Save for matters mentioned elsewhere in his agreement, the Employee is not entitled to any other benefits during this Appointment.

13.	Expenses
13.1.

The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment.

13.2.	The Employee shall abide by the Company’s policies on expenses as set out in the Staff Handbook from time to time.
13.3.	Any credit card supplied to the Employee by the Company shall be used only for expenses incurred by him in the course of the Appointment.
14.	DEATH IN SERVICE BENEFIT
14.1.

The Employee shall be entitled to participate in the Company’s death in service benefit scheme which shall pay to the Employee’s dependants a sum equal to 4 times the Employee’s salary if the Employee dies during the Appointment. Participation is subject to:

14.1.1.	the terms of the Company’s life assurance scheme, as amended from time to time;
14.1.2.	the rules or the insurance policy of the relevant insurance provider, as amended from time to time; and
14.1.3.	the Employee satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable.

Full details of the scheme are available from the Human Resources department.

14.2.

If the insurance provider refuses for any reason to provide life assurance benefit to the Employee the Company shall not be liable to provide to the Employee (or their dependants) any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

14.3.

The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend its life assurance scheme (including the level of the Employee’s cover) at any time on reasonable notice to the Employee.

15.	Private medical insurance
15.1.	The Employee and the Employee’s spouse and dependent children (as defined in the applicable policy) up to the maximum age permitted under the Company’s private medical insurance scheme subject to:
15.1.1.	the terms of that scheme, as amended from time to time;

15.1.2.	the rules or insurance policy of the relevant insurance provider, as amended from time to time; and
15.1.3.	the Employee and his relevant family satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable.

Full details of the Company’s private medical insurance scheme are available from the Human Resources department.

15.2.

If the insurance provider refuses for any reason to provide private medical insurance benefit to the Employee or to the Employee’s family the Company shall not be liable to provide any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

15.3.	The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend the scheme (including the level of the cover) at any time on reasonable notice to the Employee.
16.	Holidays
16.1.

The Company’s holiday year runs between January 1 and December 31. If the Appointment starts or finishes part way through a holiday year, the Employee’s entitlement during that holiday year shall be calculated on a pro-rata basis.

16.2.

The Employee shall be entitled to 28 days’ paid holiday in each holiday year. In addition, the Employee is entitled to take the usual public holidays in England and Wales or a day in lieu where the Company requires the Employee to work on a public holiday.

16.3.

All holiday requests must be approved in writing in advance by the Line Manager. Holiday must be requested in line with the Company’s holidays policy. The Company may require the Employee to take (or not to take) holiday on particular dates, including during garden leave or his notice period.

16.4.	Holiday can only be taken in the holiday year in which it accrues otherwise it will be lost, except as set out in the holidays policy.
16.5.

In each holiday year, any holiday that the Employee takes shall be deemed to be taken in the following order: holiday under regulation 13 of the Working Time Regulations 1998, holiday under regulation 13A of the Working Time Regulations 1998 and any additional contractual holiday.

16.6.

The Company shall not pay the Employee in lieu of untaken holiday except on termination of the Appointment. On termination the Company shall pay him in lieu of any accrued but untaken holiday for the holiday year in which termination takes place and any untaken days permitted to be carried forward from the preceding holiday year.

Subject to clause 16.7, the amount of the payment in lieu will be calculated as 1/260th of the Employee’s salary for each untaken day of the entitlement.

16.7.

If the Company has terminated or would be entitled to terminate the Appointment under clause 23 or if the Employee has terminated the Appointment in breach of this Agreement any payment due under clause 16.6 shall be limited to the Employee’s statutory entitlement under the Working Time Regulations 1998.

16.8.

If on termination of the Appointment the Employee has taken more holiday than his accrued entitlement, the Company shall be entitled to recover the excess holiday pay calculated as 1/260th of the Employee’s salary for each excess day by deducting it from any payments due to him or otherwise.

17.	Incapacity
17.1.	If the Employee is absent from work due to Incapacity, the Employee shall notify the Line Manager of the reason for the absence as soon as possible but no later than 9am on the first day of absence.
17.2.	The Employee shall certify his absence in accordance with the Company sickness policy which is available in the Staff Handbook.
17.3.

Subject to the Employee’s compliance with this Agreement and the Company’s sickness policy (as amended from time to time), the Employee may be eligible to receive full salary during any periods of sickness up to a maximum of 30 days of full pay in any 52-week period. This does not affect any entitlement the Employee may have to receive Statutory Sick Pay (SSP) for the same periods of sickness absence, although any sick pay he receives from the Company shall be inclusive of any SSP due to him. The Employee’s qualifying days for SSP purposes are Monday to Friday.

17.4.

If the Employee has been on long-term sick leave continuously for more than a year he will not qualify for sick pay from the Company again until he has returned to work for a total of 26 weeks. This does not affect any entitlement the Employee may have to receive further SSP.

17.5.	The Employee agrees to consent to medical examinations (at the Company’s expense) by a doctor nominated by the Company should the Company so require.
17.6.

If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify the Board of that fact and of any claim, settlement or judgment made or awarded in connection with it and all relevant particulars that the Board may reasonably require. The Employee shall if required by the Company, co-operate in any related legal proceedings and refund to the Company that part of any damages or compensation recovered by him relating to the loss of earnings for the period of the Incapacity as the Company may reasonably determine less any costs borne by him in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Employee by the Company in respect of the period of Incapacity.

17.7.

The rights of the Company to terminate the Appointment under the terms of this Agreement apply even when such termination would or might cause the Employee to forfeit any entitlement to sick pay or other benefits.

18.	Other paid leave
18.1.

The Employee may be eligible to take the following types of paid leave, subject to any statutory eligibility requirements or conditions and the Company’s rules applicable to each type of leave in force from time to time:

18.1.1.	statutory maternity leave, paid at statutory rates;
18.1.2.	statutory paternity leave, paid at statutory rates;
18.1.3.	statutory adoption leave, paid at statutory rates;
18.1.4.	statutory shared parental leave;
18.1.5.	statutory parental bereavement leave;
18.1.6.	statutory neonatal care leave, paid at statutory rates; and
18.1.7.	time off for jury service – paid in line with Company policy.
18.2.	Further details of such leave are available from the Staff Handbook.
18.3.	The Company may replace, amend or withdraw the Company’s policy on any of the above types of leave at any time.
19.	Training
19.1.

From time to time during the Appointment the Company may require the Employee to undertake training deemed by the Company to be relevant to the Employee’s job role. If so, this will be arranged by the Company at its expense.

20.	Confidential Information
20.1.	The Employee acknowledges that during the Appointment he will have access to Confidential Information. The Employee has therefore agreed to accept the restrictions in this clause 20.
20.2.

Without prejudice to his common law duties, the Employee shall not (except in the proper course of his duties, as authorised or required by law or as authorised by the Board), either during the Appointment or at any time after its termination (however arising):

20.2.1.	use any Confidential Information for his own benefit or for the benefit of any other person, company or other organisation whatever;
20.2.2.	make or use any Copies; or
20.2.3.	disclose any Confidential Information to any person, company or other organisation whatever.
20.3.	The restriction in clause 20.2 does not apply to any Confidential Information which is or comes into the public domain other than through the Employee’s unauthorised disclosure.
20.4.	The Employee shall be responsible for protecting the confidentiality of the Confidential Information and shall:
20.4.1.

use his best endeavours to prevent the use or communication of any Confidential Information by any person, company or organisation (except in the proper course of his duties, as required by law or as authorised by the Board); and

20.4.2.	inform the Board immediately on becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.
20.5.	All Confidential Information and Copies shall be Company Property and on termination of the Appointment, or upon Company request at any time during the Appointment, the Employee shall:
20.5.1.	hand over all Confidential Information or Copies to the Line Manager or a contact designated by the Line Manager;
20.5.2.

irretrievably delete any Confidential Information (including any Copies) stored on any magnetic or optical disk or memory, including personal computer networks, personal e-mail accounts or personal accounts on websites, and all matter derived from such sources which is in the Employee’s possession or under his control outside any Group Company’s premises; and

20.5.3.	provide a signed statement that he has complied fully with his obligations under this clause 20.
20.6.	Nothing in this clause 20 shall prevent the Employee from:
20.6.1.	making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996;
20.6.2.	reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;
20.6.3.	doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority;

20.6.4.

whether required by law or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);

20.6.5.	complying with an order from a court or tribunal to disclose or give evidence;
20.6.6.	disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and National Insurance liabilities arising from the Appointment;
20.6.7.

disclosing information to any person who owes the Employee a duty of confidentiality (which the Employee agrees not to waive) in respect of information disclosed to them, including legal or tax advisers and persons providing him with medical, therapeutic, counselling or support services; or

20.6.8.	making any other disclosure as required by law.
21.	Intellectual property rights
21.1.

The Employee acknowledges that all Intellectual Property Rights created by him in the course of his employment with the Company and all Inventions shall automatically belong to the Company to the fullest extent permitted by law, and the Employee agrees to provide and assign to the Company at its request all materials embodying or recording them.

21.2.

The Employee agrees to give the Company full written details of all Intellectual Property Rights that he creates during the course of his employment with the Company and of all Inventions promptly on request.

21.3.

The Employee unconditionally and irrevocably waives all his present and future moral rights which arise under Part 1 of the Copyright, Designs and Patents Act 1988, and under any similar laws of any jurisdiction, relating to copyright works created by him in the course of his employment with the Company in favour of the Company and its licensees, sub-licensees, assignees and successors in title to the copyright in those works.

21.4.	The Employee agrees to provide and execute all documents and do all acts both during and after his employment with the Company as may in its reasonable opinion be necessary to:
21.4.1.	give the Company the full benefit and control of all Intellectual Property Rights created in the course of his employment with the Company and all

Inventions, to demonstrate that the Company owns them, to register them in the Company’s name and to protect, enforce and maintain them; and

21.4.2.	enforce against third parties Intellectual Property Rights and Inventions that the Company owns or has the right to use; and
21.4.3.	defend claims against the Company for infringement of third-party Intellectual Property Rights.

The Company shall reimburse any reasonable expenses incurred by the Employee in complying with his obligations under this clause, to the extent that such expenses are approved in advance by the Company in writing.

21.5.

The Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to execute any such act and to sign all deeds and documents and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of this clause.

22.	Payment in lieu of notice
22.1.

Notwithstanding clause 2, the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by notifying the Employee that the Company is exercising its right under this clause 22 and that it will make within 28 days a payment in lieu of notice (Payment in Lieu), or the first instalment of any Payment in Lieu, to the Employee. This Payment in Lieu will be equal to the basic salary (as at the date of termination) which the Employee would have been entitled to receive under this Agreement during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

22.1.1.	any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;
22.1.2.	any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in Lieu is made; and
22.1.3.	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.
22.2.

The Company may pay any sums due under clause 22.1 in equal monthly instalments until the date on which the notice period referred to at clause 2 would have expired if notice had been given. The Employee shall be obliged to seek alternative income during this period and to notify the Company of any income so received. The instalment payments shall then be reduced by the amount of such income.

22.3.

The Employee shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 22.1. Nothing in this clause 22 shall prevent the Company from terminating the Appointment in breach.

22.4.

Notwithstanding clause 22.1 the Employee shall not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate the Appointment without notice in accordance with clause 23. In that case the Company shall also be entitled to recover from the Employee any Payment in Lieu (or any instalments) already made.

23.	Termination without notice
23.1.

The Company may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:

23.1.1.	is guilty of any gross misconduct affecting the business of any Group Company;
23.1.2.

commits any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company, including but not limited to any reasonable and lawful direction to return to the UK and his normal place of work and any repeated or serious failure to comply with any reasonable instructions or measures that the Company implements in response to an emergency or other critical situation;

23.1.3.	is, in the reasonable opinion of the Board, negligent or incompetent in the performance of his duties;
23.1.4.	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;
23.1.5.	is convicted of any criminal offence (other than an offence under any road traffic legislation in the UK or elsewhere for which a fine or non-custodial penalty is imposed);
23.1.6.

is, in the opinion of a medical practitioner physically or mentally incapable of performing their duties and may remain so for more than three months and the medical practitioner has given a medical opinion to the Board to that effect;

23.1.7.	ceases to be eligible to work in the UK;
23.1.8.	is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company brings or is likely to bring the Employee or any

Group Company into disrepute or is materially adverse to the interests of any Group Company;

23.1.9.	is in breach of his obligations under clause 4.3 or the Company’s ethics or anti-corruption and bribery policy and related procedures;
23.1.10.	is in breach of his obligations under clause 4.4;
23.1.11.	is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems; or
23.1.12.	is unable by reason of Incapacity to perform his duties under this Agreement for an aggregate period of more than 30 days in any 52-week period.
23.2.

The rights of the Company under clause 23.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this Agreement by the Employee as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver of these rights.

24.	Garden Leave
24.1.

Following service of notice to terminate the Appointment by either party, or if the Employee purports to terminate the Appointment in breach of contract, the Company may by written notice place the Employee on Garden Leave for the whole or part of the remainder of the Appointment.

24.2.	During any period of Garden Leave:
24.2.1.	the Company shall be under no obligation to provide any work to the Employee and may revoke any powers he holds on behalf of any Group Company;
24.2.2.

the Company may require the Employee to carry out alternative duties or to only perform such specific duties as are expressly assigned to him, at such location (including the Employee’s home) as the Company may decide;

24.2.3.	the Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;
24.2.4.	the Employee shall remain an employee of the Company and bound by the terms of this Agreement (including any implied duties of good faith and fidelity);
24.2.5.	the Employee shall ensure that the Human Resources department knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

24.2.6.	the Company may exclude the Employee from any premises of any Group Company; and
24.2.7.

the Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company.

25.	Obligations on termination
25.1.	Without prejudice to the Employee’s obligations under clause 20, on termination of the Appointment (however arising) or, if earlier, at the start of a period of Garden Leave, the Employee shall:
25.1.1.

immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company or its business contacts, any keys, credit card and any other property of any Group Company including any car provided to the Employee, which is in his possession or under his control;

25.1.2.

irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company’s premises; and

25.1.3.	provide a signed statement that he has complied fully with his obligations under this clause 25.1 together with such reasonable evidence of compliance as the Company may request.
25.2.

On termination of the Appointment, the Employee shall continue to make himself available to, and cooperate with, any Group Company or its advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. The Employee acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on any Group Company’s behalf. The Company shall reimburse any reasonable expenses that the Employee incurs as a consequence of complying with his obligations under this clause 25.2, provided that such expenses are approved in advance by the Company.

25.3.

On termination of the Appointment however arising the Employee shall not be entitled to any compensation for the loss of any rights or benefits under any share option, long term incentive, or other profit-sharing scheme operated by any Group Company in which he may participate.

26.	Restrictive covenants
26.1.

In order to protect the Confidential Information and business connections of any Group Company to which the Employee has access as a result of the Appointment, he covenants with the Company (on the Company’s behalf and as trustee and agent for each Group Company) that he shall not:

26.1.1.

for six months after Termination solicit, entice or induce any Restricted Supplier to reduce the level of business between the Restricted Supplier and any Group Company or otherwise alter the terms on which it does business with any Group Company, and the Employee shall not approach any Restricted Supplier for that purpose or authorise or approve the taking of such actions by any other person.

26.1.2.

for six months after Termination solicit or endeavour to entice away from any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

26.1.3.	for six months after Termination, offer to employ or engage or otherwise endeavour to entice away from any Group Company any Restricted Person;
26.1.4.

for six months after Termination in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

26.1.5.	for six months after Termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business;
26.1.6.

for six months after Termination be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

26.1.7.

at any time after Termination, represent himself as connected with any Group Company in any Capacity, other than as a former employee, or use any registered business names or trading names associated with any Group Company.

26.2.	None of the restrictions in clause 26.1 shall prevent the Employee from:
26.2.1.

holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

26.2.2.

being engaged or concerned in any business concern insofar as his duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

26.2.3.

being engaged or concerned in any business concern, provided that his duties or work shall relate solely to services or activities of a kind with which he was not concerned to a material extent in the 12 months before Termination.

26.3.	The restrictions imposed on the Employee by this clause 26 apply to the Employee acting:
26.3.1.	directly or indirectly; and
26.3.2.	on his own behalf or on behalf of, or in conjunction with, any firm, company or person.
26.4.	The periods for which the restrictions in clause 26.1 apply shall be reduced by any period that the Employee spends on Garden Leave immediately before Termination.
26.5.

If, during the Appointment or before the expiry of the last of the covenants in this clause 26, the Employee receives an approach or offer to be involved in any Capacity in a business which competes with any part or parts of the any Group Company‘s business with which he is or have been involved to a material extent during the Appointment, he shall:

26.5.1.	notify the board in writing of the fact of the approach or offer and the identity of the person making the approach or offer as soon as possible and
26.5.2.	if requested, provide a copy of any written offer as soon as possible; and
26.5.3.	give the person making the offer a copy of this clause 26 within seven days of the offer being made.

The obligations contained in this clause 26.5 are continuing obligations and shall also apply if, at any time subsequent to the relevant approach or offer being made but before the expiry of the last of the covenants in this clause 26, the business making the offer or approach so competes with any Group Company’s business.

26.6.

If, at any time during the Employee’s employment, two or more Restricted Persons have left their employment, appointment or engagement with the Company to carry out services for a business concern which competes with, or is intended to compete with any Restricted Business, the Employee will not at any time during the six months following the last date on which any of those Restricted Persons were employed or engaged by the Company, be employed or engaged in any way with that business concern.

26.7.	The parties entered into the restrictions in this clause 26 having been separately legally advised.

26.8.

Each of the restrictions in this clause 26 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

26.9.

If the Employee’s employment is transferred to any firm, company, person or entity other than a Group Company (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, he will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 26, protecting the confidential information, trade secrets and business connections of the New Employer.

26.10.

The Employee will, at the Company’s request and expense, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this clause 26 (or such of those restrictions as may be appropriate) in relation to that Group Company.

27.	Disciplinary and grievance procedures
27.1.

The Employee is subject to the Company’s disciplinary rules and procedure, and the Company’s grievance procedure, copies of which are available in the Staff Handbook. These rules and procedures do not form part of the Employee’s employment contract.

27.2.	If the Employee wants to raise a grievance, he may apply in writing to the Line Manager, copied to the Human Resources department.
27.3.	If the Employee wishes to appeal against a disciplinary decision, he may apply in writing to the Human Resources Department in accordance with the Company’s disciplinary procedure.
27.4.

The Company may suspend the Employee from any or all of his duties for no longer than is necessary to investigate any disciplinary matter involving the Employee or so long as is otherwise reasonable while any disciplinary procedure against the Employee is outstanding.

27.5.	During any period of suspension:
27.5.1.	the Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;
27.5.2.	the Employee shall remain an employee of the Company and bound by the terms of this Agreement;
27.5.3.	the Employee shall ensure that the Human Resources department knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

27.5.4.	the Company may exclude the Employee from his place of work or any other premises of any Group Company; and
27.5.5.

the Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company.

28.	Pensions
28.1.

If the Employee is eligible, the Company will enrol him automatically into the Company’s pension scheme in accordance with its obligations under Part 1 of the Pensions Act 2008. Details will be provided when the Employee joins the scheme.

28.2.

Unless the Employee opts out he will be required to make pension contributions to the scheme at the level set out under Part 1 of the Pensions Act 2008 from time to time and the Employee agrees to the Company deducting such contributions from salary each month.

28.3.

Unless the Employee opts out, the Company will make pension contributions to the scheme of 6% of the Employee’s qualifying earnings each year (divided into and payable in equal monthly instalments). Qualifying earnings for these purposes are as set by the UK government from time to time.

28.4.	The pension scheme is subject to its rules as may be amended from time to time and the Company may replace the scheme with another pension scheme at any time.
29.	Data protection
29.1.	The Company will collect and process information relating to the Employee in accordance with its employee Privacy notice which is available on the intranet.
29.2.

The Employee shall comply with the Company’s Data protection policy when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Company.

29.3.

Failure to comply with the Data protection policy or any of the policies may be dealt with under the Company’s Disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.

30.	privacy of communications
30.1.

The Company’s systems enable us to monitor telephone, emails, voicemail, internet and other communications. In order to carry out legal obligations as an employer (such as compliance with IT-related policies) and for other business reasons, the Company may monitor use of systems, including telephone and computer systems, and any personal use of them, by automated software or otherwise. Monitoring is only carried out to the extent permitted by law or as required by law and as necessary and justifiable for business purposes.

31.	Collective agreements

There is no collective agreement which directly affects the Appointment.

32.	Reconstruction and amalgamation

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of any Group Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, the Employee shall have no claim against the Company or any such undertaking arising out of or connected with the termination.

33.	Notices
33.1.

Any notice to be given to the Employee under this agreement may be given to the Employee personally or sent to the Employee by pre-paid first-class letter addressed to his at his last known place of residence or sent by email to the following address: [personal data removed under GDPR requirements]. Any notice to be given to the Company should be addressed to CFO - Europe and may be served by leaving it at or sending it by pre-paid first-class letter to the Company’s address at Cogent Communications, 2-4 rue du Chateau d’Eau, 3364 Leudelange, Luxembourg or by sending it by email to hr-us@cogentco.com.

33.2.

Any such notice shall be deemed to have been received: if delivered personally, at the time the notice is left at the address or given to the addressee; or in the case of pre-paid first-class post, at 9am on the second business day after posting, or in the case of email at the time of transmission.

34.	Entire agreement
34.1.

This Agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

34.2.	Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

34.3.Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on this any statement in agreement.

35.	Variation

No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

36.	Third party rights

No one other than a party to this Agreement and any Group Company shall have any right to enforce any of its terms.

37.	Governing law

This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

38.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation.

This Deed has been entered into on the date stated at the beginning of it.

EXECUTED as a DEED by
Cogent Communications UK Limited
acting by a director in the presence of:	/s/ Jean-Michel Slagmuylder
Director

Witness’ Signature:
Witness’ Name:
Witness’ Address:

I confirm that I was physically present when signed this deed

SIGNED as a DEED by
Mark Harris in the presence of:
/s/ Mark Harris

Witness’ Signature:
Witness’ Name:
Witness’ Address:

I confirm that I was physically present when Mark Harris signed this deed